Exhibit 99.2

FORTEGRA FINANCIAL ACQUIRES AUTO KNIGHT MOTOR CLUB, INC.

Jacksonville, FL - January 3, 2011 — Fortegra Financial Corporation (NYSE: FRF) today announced that it has acquired Auto Knight Motor Club, Inc., of Palm Springs, CA. This strategic acquisition adds to Fortegra’s existing motor club business, expanding the Company’s product line and distribution channels, broadening its service capabilities and establishing Fortegra’s international presence.

Auto Knight Motor Club provides motor club membership, vehicle service plans and tire and wheel programs, which are offered by automobile and truck dealerships and retailers. The acquisition expands Fortegra’s geographic reach to Canada, where Auto Knight offers its products through retailers as a subscription benefit. Auto Knight has existing relationships with iconic brands, such as Valvoline, XM Canada, Mercedes Experimental and American Car Care. Additionally, Auto Knight has its own multi-lingual call center to provide customer support for its programs.

“We are excited about the opportunities that Auto Knight Motor Club brings to Fortegra, including its ability to serve as a platform for international growth. We will provide the resources to support Auto Knight’s market expansion efforts, and Auto Knight will provide new distribution channels and service capabilities for our existing motor clubs. Moreover, we will continue Auto Knight’s dedication to provide the best products and the highest level of service to its customers,” said Richard S. Kahlbaugh, Chairman and CEO of Fortegra Financial.

The transaction closed effective January 1, 2011. The terms of the transaction were not disclosed.

About Fortegra

Fortegra Financial Corporation is an insurance services company that provides distribution and administration services and insurance-related products to insurance companies, insurance brokers and agents and other financial services companies in the United States. It sells services and products directly to businesses rather than directly to consumers. Fortegra’s brands include Life of the South, Consecta and Bliss & Glennon.

Contact:

Fortegra Financial Corporation
Investor Relations
904-350-9660 x 8500